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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE          Contacts:     Jill Burchill
                                             Chief Financial Officer
February 17, 2000                            507/663-8294
Sheldahl, Inc.                               jill.burchill@sheldahl.com
1150 Sheldahl Road
Northfield, MN  55057                        Jennifer Weichert
                                             Weichert Financial Relations, Inc.
                                             612/839-9871
                                             weichertfr@aol.com



                      SHELDAHL, INC. ANNOUNCES PRELIMINARY
                       DISCUSSIONS WITH MOLEX INCORPORATED


Northfield, MN, February 17, 2000 - Sheldahl, Inc. (Nasdaq: SHEL) announced today that it is currently engaged in discussions with Molex Incorporated (Nasdaq: MOLX) regarding a potential acquisition by Molex. Molex, currently Sheldahl's largest shareholder, has discussed a proposal under which Molex would pay $7.75 per share of common stock in cash for all outstanding equity interests in Sheldahl not currently owned by Molex.

Molex and Sheldahl have not reached an agreement in principle, nor entered into a definitive agreement, and no assurances are given as to whether an agreement will be signed or a transaction consummated. However, Sheldahl and Molex have entered into an agreement, pursuant to which Sheldahl will deal exclusively with Molex through March 10, 2000 with Sheldahl responsible for expenses in the event Sheldahl enters into an agreement to complete or completes a business combination transaction within 6 months after March 10, 2000.

The proposal by Molex and its terms are subject to customary conditions, including, among others, reaching agreement on price and structure, negotiation of a definitive acquisition agreement, completion of satisfactory due diligence investigation, absence of a material adverse effect and regulatory and other approvals. Preliminary terms and conditions, along with a copy of the executed exclusivity agreement will be included in an 8-K filing by Sheldahl with the SEC.

In January 1998, Molex and Sheldahl formed Origin Modular Interconnect Systems, L.L.C., a joint venture of the two companies to design, market and assemble modular interconnect systems products for the automotive industry. The joint venture is owned 60% by Molex and 40% by Sheldahl. Molex also was the lead investor in private placement offerings by Sheldahl in July 1998 and January 2000.

                                     -more-


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SHELDAHL, INC. ANNOUNCES PRELIMINARY
DISCUSSIONS WITH MOLEX INCORPORATED
February 17, 2000
Page Two.




Sheldahl is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; Detroit, Michigan; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Hong Kong, China; Singapore; and Mainz, Germany. As of January 31, 2000, Sheldahl employed approximately 870 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: SHEL. In its' fiscal year ended August 27, 1999, Sheldahl reported revenues of $122.1 million. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.

Molex Incorporated is a 61 year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems, switches and application tooling. Based in Lisle, Illinois, Molex operates 50 manufacturing facilities in 21 countries and employs approximately 15,900 people. Molex common stock (Nasdaq: MOLX, MOLXA) is included in the S&P 500 Index and is listed as part of the S&P 500 Electrical Equipment Industry Group.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: Molex and Sheldahl not entering into an agreement with respect to a transaction; or any such transaction not being consummated. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 27, 1998; February 26, 1999 and May 28, 1999, and other SEC filings.

Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.